Exhibit 3.9

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CV SCIENCES, INC.

CV Sciences, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

1.The name of the corporation is CV Sciences, Inc. (the “Corporation”).

1.The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 26, 2013 and was amended on January 4, 2016 (as amended, the “Certificate of Incorporation”).

1.This Certificate of Amendment hereby amends and restates Article IV of the Certificate of Incorporation to read in its entirety as follows:

“The Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation shall have the authority to issue is Eight Hundred Million (800,000,000). The total number of shares of Common Stock shall be Seven Hundred Ninety Million (790,000,000), and each such share shall have a par value of $0.0001; and the total number of shares of Preferred Stock shall be Ten Million (10,000,000), and each such share shall have a par value of $0.0001.

a.Common Stock. The Corporation is authorized to issue shares of Common Stock from time to time, which shall have all of the rights normally associated with shares of common stock under the DGCL.

a.Preferred Stock. The Corporation is authorized to issue shares of Preferred Stock from time to time in one or more series or classes, each such share or class to have such distinctive designation or title as may be fixed by resolution of the Board of Directors of the Corporation (the “Board”), duly adopted prior to the issuance of any shares thereof. Each such series or class shall have such voting powers, if any, and such preferences and/or other special rights, with such qualifications, limitations or restrictions of such preferences and/or rights as shall be stated in the resolution or resolutions providing for the issuance of such series or class of shares of Preferred Stock.”

1.This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the board of directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 6th day of June, 2022.
CV Sciences, Inc.,
a Delaware corporation

/s/ Joseph D. Dowling
Joseph D. Dowling, Chief Executive Officer